TRANSCEPT PHARMACEUTICALS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., November 7, 2013 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and nine months ended September 30, 2013.

Transcept reported cash, cash equivalents and marketable securities of $75.8 million at September 30, 2013.

“Our management team and Board of Directors continue to pursue key initiatives to increase stockholder value,” stated Glenn A. Oclassen, President and CEO of Transcept.  “We are working closely with Leerink Swann, our financial and strategic advisor, to evaluate all alternatives, including, but not limited to a possible sale, business combination, partnership, or return of capital to stockholders.”

Three months ended September 30, 2013 financial results
For the quarters ended September 30, 2013 and September 30, 2012, Transcept recorded $0.4 million and $0.2 million of royalty revenue on Intermezzo net sales generated by Purdue. The 2013 royalty revenue was partially offset by $0.1 million related to a $10.0 million contribution by Transcept in December 2012 to an Intermezzo direct-to-consumer (DTC) advertising campaign led by Purdue. Transcept is recognizing this contribution as an offset against revenue as the advertising costs are incurred. Revenue during the quarter ended September 30, 2013 also included $0.1 million from Purdue for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico. This resulted in net revenue of $0.4 million for the quarter ended September 30, 2013 compared to $10.4 million for the quarter ended September 30, 2012. Revenue during the quarter ended September 30, 2012 also included a $10.0 million milestone payment from Purdue for the listing of a Transcept method of use patent in the FDA's Orange Book and $0.2 million from Purdue for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada.

Research and development expense for the quarter ended September 30, 2013 was approximately $2.4 million, compared to approximately $3.1 million for the same period in 2012. The decrease of approximately $0.7 million was primarily attributable to the wind down of Transcept's TO-2061 development program, partially offset by approximately $1.4 million of expense associated with the Company's TO-2070 project, its lead development candidate. Research and development expense included non-cash stock compensation expense of approximately $0.1 million for the quarter ended September 30, 2013 and approximately $0.2 million for the quarter ended September 30, 2012.

General and administrative expense for the quarter ended September 30, 2013 was approximately $2.7 million, compared to approximately $2.5 million for the same period in 2012. The increase of approximately $0.2 million reflects an increase in professional expenses. General and administrative expense included non-cash stock compensation expense of approximately $0.7 million for the quarter ended September 30, 2013, compared to approximately $0.5 million for the quarter ended September 30, 2012.

Net loss for the quarter ended September 30, 2013 was approximately $4.7 million, or $0.25 per share (basic and diluted), compared to net income of approximately $4.9 million, or $0.26 per share (basic) and $0.25 per share (diluted), for the quarter ended September 30, 2012. The increase in net loss of $9.6 million was primarily due to the $10.0 million method of use patent milestone payment received during the third quarter of 2012. The weighted average shares used to calculate basic and diluted net loss per share for the quarter ended September 30, 2013 was 18,782,442. The weighted average shares used to calculate basic and diluted net income per share for the quarter ended September 30, 2012 was 18,567,833 and 19,231,656, respectively. At September 30, 2013, there were 18,842,388 common shares outstanding and 4,515,232 common shares underlying outstanding options and warrants.
Nine months ended September 30, 2013 financial results
Royalty revenue on Intermezzo net sales generated by Purdue for the nine months ended September 30, 2013 was $1.4 million compared to $0.7 million for the nine months ended September 30, 2012. Intermezzo was commercially launched in April 2012, and royalties earned through September 30, 2012 included six months of revenue, whereas royalties earned through September 30, 2013 include nine months of revenue. 2013 royalty revenue was offset by $6.7 million related to a $10.0 million contribution by Transcept in December 2012 to the Intermezzo DTC advertising campaign.  Revenue during the nine months ended September 30, 2013 also included $0.1 million from Purdue for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico. This resulted in negative net revenue of $5.3 million for the nine months ended September 30, 2013 versus net revenue of $10.9 million for the nine months ended September 30, 2012. Revenue during the nine months ended September 30, 2012 also included a $10.0 million milestone payment from Purdue for the listing of a Transcept method of use patent in the FDA's Orange Book and $0.2 million from Purdue for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada.

Research and development expense for the nine months ended September 30, 2013 was approximately $5.2 million, compared to approximately $8.3 million for the same period in 2012. The decrease of approximately $3.1 million was primarily attributable to the wind down of Transcept's TO-2061 development program, partially offset by approximately $1.6 million of expense associated with the Company's TO-2070 project, its lead development candidate. Research and development expense included non-cash stock compensation expense of approximately $0.5 million for the nine months ended September 30, 2013 and approximately $0.7 million for the nine months ended September 30, 2012.
General and administrative expense for the nine months ended September 30, 2013 was approximately $8.5 million, compared to approximately $8.0 million for the same period in 2012. The increase of $0.5 million was primarily attributable to an increase in professional fees. General and administrative expense included non-cash stock compensation expense of approximately $1.8 million for the nine months ended September 30, 2013, compared to approximately $1.5 million for the nine months ended September 30, 2012.
Transcept recorded a goodwill impairment charge of $3.0 million during the quarter ended June 30, 2013 as a result of an impairment analysis that concluded that the entire carrying value of goodwill was impaired.
Net loss for the nine months ended September 30, 2013 was approximately $21.9 million, or $1.17 per share (basic and diluted), compared to a net loss of approximately $5.5 million, or $0.33 per share (basic and diluted), for the nine months ended September 30, 2012. The weighted average shares used to calculate net loss per share were 18,748,023 and 16,523,037 for the nine months ended September 30, 2013 and 2012, respectively.

Conference call and webcast information
Transcept will host a conference call and webcast on Thursday, November 7, 2013 at 4:30 p.m. ET to discuss third quarter 2013 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on December 31, 2013.

About Transcept
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The Company's lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug. Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhilation.
In addition to advancing TO-2070, Transcept is continuing to evaluate opportunities to supplement its development pipeline with new programs appropriate to its area of expertise. The Company's management team developed Intermezzo® from concept to its approval by the FDA in 2011. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.
Forward looking statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: our pursuit of alternatives to increase stockholder value, including working with our financial and strategic advisor to evaluate all initiatives; the period over which we expect to offset against revenue the $10 million contribution related to the direct-to-consumer advertising campaign led by Purdue; expectations that TO-2070 may offer significant migraine treatment benefits beyond existing treatments; and future opportunities to supplement Transcept’s development pipeline. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; our dependence on our collaboration with Purdue; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our ability to develop TO-2070; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; our ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com
FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
Gross royalty revenue	$418	$190	$1,381	$683
Gross milestone revenue	—	10,000	—	10,000
Gross other revenue	50	250	50	250
Advertising expense - Purdue Pharma	(86)	—	(6,681)	—
Net revenue	382	10,440	(5,250)	10,933
Operating expenses:
Research and development	2,410	3,057	5,151	8,273
General and administrative	2,658	2,483	8,490	7,998
Goodwill impairment	—	—	2,962	—
Total operating expenses	5,068	5,540	16,603	16,271
(Loss) income from operations	(4,686)	4,900	(21,853)	(5,338)
Interest and other income (expense), net	(17)	(45)	(58)	(124)
Net (loss) income	$(4,703)	$4,855	$(21,911)	$(5,462)
Net (loss) income per share:
Basic	$(0.25)	$0.26	$(1.17)	$(0.33)
Diluted	$(0.25)	$0.25	$(1.17)	$(0.33)
Weighted average common shares outstanding:
Basic	18,782	18,568	18,748	16,523
Diluted	18,782	19,232	18,748	16,523

Other comprehensive (loss) income:
Changes in unrealized gain (loss) on marketable securities	40	7	24	(23)
Comprehensive (loss) income	$(4,663)	$4,862	$(21,887)	$(5,485)

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,642	$39,368
Marketable securities	62,123	45,907
Prepaid advertising	244	8,571
Prepaid and other current assets	3,289	1,120
Total current assets	79,298	94,966
Property and equipment, net	51	128
Goodwill	—	2,962
Total assets	$79,349	$98,056
Liabilities and stockholders’ equity
Total current liabilities	$3,060	$2,663
Stockholders’ equity:
Common stock and additional paid in capital	210,279	207,496
Accumulated deficit	(134,021)	(112,110)
Accumulated other comprehensive (loss) income	31	7
Total stockholders’ equity	76,289	95,393
Total liabilities and stockholders’ equity	$79,349	$98,056